Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of CVB Financial Corp. Nos. 333- 225173 and 333-151755 on Form S-8 of our report dated March 9, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2025, incorporated by reference in this Current Report on Form 8-K/A of CVB Financial Corp.

/s/ Crowe LLP

Crowe LLP

Oakbrook Terrace, Illinois

May 7, 2026